Exhibit 10.6

FIRST AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (the “First Amendment”), is entered into as of September 28, 2007, by and between POZEN Inc. (the “Company”) and Marshall E. Reese, Ph.D. (“Executive”).

WITNESSETH:

WHEREAS, the Company and Executive entered into that certain Executive Employment Agreement dated November 8, 2004 (the “Original Agreement”); and

WHEREAS, the Company and Executive desire to amend certain terms of the Original Agreement, as set forth below, in order to facilitate compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the foregoing and the provisions and mutual promises herein contained and other good and valuable consideration, the parties hereby agree as follows:

1.  All capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Original Agreement.

2.  Section 4(b) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(b)           Bonus.  Executive shall be eligible to receive an annual cash incentive bonus of up to forty percent (40%) of Executive’s annual base salary as may be set by the Committee by March 31 of each year.  The determination of the actual bonus earned, if any, shall be at the sole discretion of the Committee and shall be based upon the Committee’s assessment of Executive’s performance and the achievement of certain objectives which shall be set by the Committee from time to time. Executive’s performance shall be evaluated by the Committee on an annual basis, and the Committee shall adjust Executive’s salary in its sole discretion.  Nothing in this section shall be construed as guaranteeing Executive a bonus in any amount.  If an annual bonus is awarded, it shall be paid in the year following the year in which such bonus was earned, on or before March 15 of such following year.”

3.  Section 5(c) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(c)           Obligations upon Certain Terminations.  Upon voluntary termination of this Agreement, or termination of Executive’s employment by the Company for Cause (as defined above) or upon Executive’s death or disability, or termination by Executive for other than Good Reason (as defined below), the Company shall have no further obligations hereunder other than the payment of all compensation and other benefits payable to Executive through the date of such termination.  Such amounts shall be paid on the Company’s next regularly scheduled payroll date unless any such amount is not then calculable, in which case payment of such amount shall be made on the first regularly scheduled payroll date after the amount is calculable but no later than March 15 of the year following the year in which the Executive’s employment terminated.”

4.  Section 5(d) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(d)           Severance.

(i)           In the event of termination of Executive’s employment (A) by the Company for reasons other than Cause or Executive’s death or disability, or (B) by Executive for Good Reason, and provided Executive executes and does not revoke a Release and Settlement Agreement (the “Release”) in a form acceptable to the Company, Executive shall receive a severance benefit, subject to any applicable taxes and withholdings, in an amount equal to one (1) year’s base salary (the “Salary Benefit”) plus the average annual bonus awarded Executive over the previous two (2) years (the “Bonus”, and, together with the Salary Benefit, the “Severance Benefit”).  Subject to Section 5(d)(ii) below, the Company shall pay the Salary Benefit, in monthly installments, on the fifth business day of each month commencing with the second month following the month in which Executive’s termination of employment occurred. The Company shall pay the Bonus in a lump sum payment within ninety (90) days of the date of termination of Executive’s employment (the “Termination Date”), but in no event later than March 15 of the year following the year in which such termination of employment occurred, or in the event of termination pursuant to Section 5(e)(iv), no later than March 15 of the year following the year in which the Change of Control occurred.  Executive shall also continue to be entitled to receive all Company nontaxable health and other nontaxable employee benefits to which Executive was entitled as of the Termination Date, subject to the terms of all applicable benefit plans and to the extent such benefits can be provided to non-employees (or to the extent such benefits cannot be provided to non-employees, then the amount the Company was paying for those benefits immediately prior to the Termination Date), at the same average level and on the same terms and conditions which applied immediately prior to the Termination Date, for the shorter of (i) one year following the Termination Date or (ii) until Executive obtains comparable coverage from another employer (the “Continuing Benefits”).

(ii)           Notwithstanding the foregoing, if Executive is on the termination date a “specified employee” (as defined in Section 409A of the Internal Revenue Code, as amended (the “Code”), and the regulations promulgated under such Section 409A (“Code Section 409A”) and as determined in accordance with the permissible method then in use by the Company, or, if none, in accordance with the applicable default provisions of Code Section 409A, relating to “specified employees”), then if and to the extent required in order to avoid the imposition on Executive of any excise tax under Code Section 409A, the payment of any Severance Benefit, Continuing Benefits or other payments under this Section 5 shall not commence until, and shall be made on, the first business day after the date that is six (6) months following the Termination Date, and in such event the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the six-month period following the Termination Date.”

5.  Section 5(f) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(f)           Tax Gross-Up for Parachute Payments.

(A)           If at any time or from time to time it shall be determined that any payment to Executive pursuant to this Agreement or any other payment or benefit hereunder or under any other plan or agreement or otherwise (“Potential Parachute Payment”) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and thus would be subject to the excise tax imposed by Section 4999 of the Code, or any similar tax payable under any United States federal, state, local, foreign or other law (“Excise Tax”), then Executive shall receive and the Company shall pay or cause to be paid a Tax Gross-Up Payment with respect to all Taxes as defined below.  The Tax Gross-Up Payment is intended to compensate Executive for all such excise taxes and federal, state, local, foreign or other income, employment or excise taxes or other taxes (“Taxes”) payable by Executive with respect to the Tax Gross-Up Payment and shall be in an amount such that after payment of Taxes on such amount there remains a balance sufficient to pay the taxes being reimbursed.  For purposes of determining the amount of the Tax Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Tax Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence (or, if greater, the state and locality in which Executive is required to file a nonresident income tax return with respect to the Potential Parachute Payment), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(B)           The determinations to be made under this Section 5(f) shall be made by the Company’s independent public accountants (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and to Executive.  Any such determination by the Accounting Firm shall be binding upon the Company and Executive.  All fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 5(f) shall be borne solely by the Company, and the Company shall indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting therefrom, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

(C)           Any Tax Gross-Up Payment, as determined pursuant to this Section 5(f), shall be paid by the Company to Executive as and when the Excise Tax is incurred on a Potential Parachute Payment, or at such later date as mutually agreed by the parties hereto, but in no event later than the end of Executive’s taxable year next following the taxable year in which Executive remits the applicable Excise Tax to the IRS and any applicable state taxing authorities.  The Tax Gross-Up Payment shall be paid in accordance with Code Section 409A, to the extent applicable, including, to the extent applicable, subject to and in compliance with Section 5(d)(ii).”

6.  Section 5(h) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(h)           Change of Control.  For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred:

(i)           If any person (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company or any trustee or fiduciary holding securities under an employee benefit plan of the Company) becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or

(ii)           Upon the consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or (B) a sale or other disposition of all or substantially all of the assets of the Company.”

7.  Except as herein amended, the terms and provisions of the Original Agreement shall remain in full force and effect as originally executed.

8.  This First Amendment shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, without reference to the choice of law provisions of such laws.

9.  This First Amendment may be executed in any number of counterparts, each of which shall constitute one agreement binding on all parties hereto.

10.  This First Amendment and the Original Agreement, as amended and modified by this First Amendment, shall constitute and be construed as a single agreement.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Executive Employment Agreement as of the day and year first above written.

COMPANY:

POZEN INC.

By:	/s/ John R. Plachetka
John R. Plachetka, Pharm.D.
Chairman, President and CEO

EXECUTIVE:

/s/ Marshall E. Reese
Marshall E. Reese. Ph.D.